SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                   FORM 8-A/A

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         AIR PRODUCTS AND CHEMICALS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


                           Delaware                       23-1274455
            ---------------------------------------    ----------------
             (State of Incorporation or Organization)   (I.R.S. Employer
                                                         Identification No.)


      7201 Hamilton Boulevard, Allentown, Pennsylvania      18195-1501
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          (Address of Principal Executive Offices)          (Zip Code)


     This form relates to the registration   This form relates to the
     of a class of debt securities and       registration of a class of debt
     is effective upon filing pursuant       securities and is to become
     to GeneralInstruction A(c)(1).  |_|     effective simultaneously with the
                                             effectiveness of a concurrent
                                             registration statement under the
                                             Securities Act of 1933 pursuant to
                                             General Instruction A(c)(2).  |_|


Securities to be registered pursuant to Section 12(b) of the Act:


         Title of Each Class                 Name of Each Exchange on Which
         to be so Registered                 Each Class is to be Registered
         -------------------                 ------------------------------

     Preferred Stock Purchase Rights                   New York
     -------------------------------         ------------------------------

                                                         Pacific
     -------------------------------         ------------------------------


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

     Pursuant to Section 12(a) of the Rights Agreement (the "Rights Agreement") dated as of March 19, 1998, between Air Products and Chemicals, Inc. (the "Company") and the First Chicago Trust Company of New York, as Rights Agent, the Board of Directors of the Company, in connection with the two-for-one split of the Company's common stock which occurred on June 15, 1998, (the "Stock Split"), determined that certain adjustments to the terms of the Rights issued pursuant to the Rights Agreement were appropriate, in order to preserve, without increasing or decreasing, the benefits accruing to the holders of the Rights following the Stock Split. The Board of Directors of the Company therefore unanimously approved resolutions authorizing the following adjustments to the terms of the Rights: (i) the Purchase Price per Right was halved from $345.00 to $172.50; (ii) the number of Preferred Shares issuable upon the exercise of each Right was halved from one one-thousandth (1/1000th) to one two-thousandth (1/2000th) of a share of Preferred Stock; and (iii) the Redemption Price of each Right was halved from $0.01 to $0.005. Capitalized terms used and not defined herein have the meanings given to them in the Rights Agreement.

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
                              SIGNATURES

     Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         Air Products and Chemicals, Inc.
                                         --------------------------------
                                                     (Registrant)




Dated:  16 July 1998                  By:     /s/ James H. Agger
                                          -------------------------------
                                              James H. Agger
                                              Senior Vice President

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